Exhibit 99.1

Rafael Holdings Reports First Quarter Fiscal Year 2019 Results

NEWARK, NJ – December 10, 2018: Rafael Holdings, Inc., (NYSE American: RFL), reported revenue of $1.1 million and a loss per share of $0.04 for the first quarter of its 2019 fiscal year, the three months ended October 31, 2018.

Financial and Operational Highlights

●	On August 16, 2018, Rafael Pharmaceuticals, in which subsidiaries of Rafael Holdings hold a warrant to purchase a 56% interest, announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to CPI-613, the Company’s lead compound, for the treatment of Peripheral T-Cell Lymphoma;

●	On November 29, 2018, Rafael Pharmaceuticals announced the initiation of a Phase 3 pivotal trial to evaluate the efficacy and safety of CPI-613 in combination with high dose cytarabine and mitoxantrone in older patients with relapsed or refractory acute myeloid leukemia (AML);

●	In October 2018, LipoMedix, in which Rafael Holdings holds a majority stake, announced that the FDA has cleared its investigational new drug application to launch a randomized Phase 2b clinical trial of Promitil, LipoMedix’s patented prodrug, for the treatment of patients with previously treated metastatic colorectal cancer;

●	Rafael Holdings continues to work to monetize its real estate holdings.

Remarks by Howard Jonas, Chairman and CEO of Rafael Holdings

“This quarter, we continued our efforts to optimize the value of both our pharmaceutical and real estate holdings.

“We continued to invest in Rafael Pharmaceuticals to support its operational progress. Rafael Pharmaceuticals launched a pivotal Phase 3 trial of its lead compound, CPI-613, for patients with acute myeloid leukemia and is preparing to launch a Phase 3 trial for patients with metastatic pancreatic cancer. Also, during the quarter, Rafael Pharmaceuticals announced that the FDA has granted CPI-613 orphan drug designation for the treatment of peripheral T-cell lymphoma. CPI-613 has now received orphan drug designation for five difficult-to-treat cancers with significant unmet clinical needs.

“LipoMedix Pharmaceuticals continued to execute on its pre-clinical and clinical trial programs of Promitil®, its flagship prodrug. This quarter, the FDA cleared LipoMedix’ IND application to launch a randomized Phase 2b clinical trial of Promitil for the treatment of patients with previously treated metastatic colorectal cancer.

“On the real estate side of our business, we are working to monetize our properties including our 20-story commercial property and associated garage in Newark, New Jersey.”

About Rafael Holdings, Inc.:

Rafael Holdings holds commercial real estate assets and interests in two clinical stage, oncology focused pharmaceutical companies. The real estate holdings include properties in Newark and Piscataway, New Jersey and Jerusalem, Israel. The pharmaceutical holdings consist of interests in Rafael Pharmaceuticals, Inc. and a majority stake in Lipomedix Pharmaceuticals Ltd., both of which are focused on development and commercialization of drugs in the oncology space.

Contact:
Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

RAFAEL HOLDINGS, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	October 31,	July 31,
	2018	2018

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,086	$15,803
Trade accounts receivable, net of allowance for doubtful accounts of $82 at October 31, 2018 and July 31, 2018	379	287
Marketable securities	20,061	24,701
Due from Rafael Pharmaceuticals	3,435	3,300
Prepaid expenses and other current assets	484	421
Total current assets	34,445	44,512

Property and equipment, net	49,740	50,113
Investments – Rafael Pharmaceuticals	23,300	13,300
Investments – Other Pharmaceuticals	2,000	2,000
Investments – Hedge Funds	4,314	4,218
Deferred income tax assets, net	40	-
Patents	324	324
In-process research and development	1,327	1,327
Other assets	1,139	1,126

TOTAL ASSETS	116,629	116,920

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Trade accounts payable	298	367
Accrued expenses	431	500
Other current liabilities	18	24
Total current liabilities	747	891

Due to related parties	582	276
Other liabilities	174	188

TOTAL LIABILITIES	1,503	1,355

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Class A common stock, $0.01 par value; 35,000,000 shares authorized, 787,163 shares issued and outstanding as of October 31, 2018 and July 31, 2018, respectively	8	8
Class B common stock, $0.01 par value; 200,000,000 shares authorized, 11,786,397 and 11,762,346 shares issued and outstanding as of October 31, 2018 and July 31, 2018, respectively	118	118
Additional paid-in capital	103,784	103,636
Accumulated deficit	(1,628)	(1,108)
Accumulated other comprehensive income	4,160	4,043
Total stockholders’ deficit	106,442	106,697
Noncontrolling interests	8,684	8,868
Total equity	115,126	115,565

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$116,629	$116,920

RAFAEL HOLDINGS, INC.

 CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except per share data)

	Three Months Ended
	October 31,
	2018	2017

REVENUES
Rental – Third Party	$383	$386
Rental – Related Party	521	505
Parking	231	215
Total Revenue	1,135	1,106

COSTS AND EXPENSES
Selling, general and administrative	1,453	1,736
Research and development	373	-
Depreciation and amortization	429	425

Loss from operations	(1,120)	(1,055)
Interest income , net	101	2
Net gains resulting from foreign exchange transactions	-	11
Net loss on equity investments	-	(104)
Loss on sales of marketable securities	(10)	-
Unrealized gain on marketable securities	333	-
Gain on disposal of bonus shares	-	246
Loss before income taxes	(696)	(900)
Benefit from (provision for) income taxes	31	(8,428)
Net Loss	(665)	(9,328)
Net loss attributable to noncontrolling interests	(184)	-
Net loss attributable to Rafael Holdings, Inc.	(481)	(9,328)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	$78	$10
Total Comprehensive Loss	(403)	(9,318)
Comprehensive loss attributable to noncontrolling interests	(9)	-
Total Comprehensive Loss attributable to Rafael Holdings, Inc.	$(394)	$(9,318)

Loss per share:
Basic and diluted	$(0.04)	$(0.74)

Weighted average number of shared used in calculation of loss per share:
Basic and diluted	12,566,358	12,541,998

RAFAEL HOLDINGS, INC.

 CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except per share data)

	Three Months Ended
	October 31,
	2018	2017
	(in thousands)
Operating activities
Net loss	$(665)	$(9,328
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	429	425
Deferred income taxes	(40)	8,838
Realized gain on disposal of bonus shares	-	(246
Net realized and unrealized gain on sale of marketable securities	(323)	-
Non-cash compensation	30	606
Interest in the equity of investments	-	104
Change in assets and liabilities:
Trade accounts receivable	(92)	(88
Other current assets and prepaid expenses	(63)	6
Other assets	(13)	(140
Trade accounts payable and accrued expenses	(138)	79
Other current liabilities	(6)	(25
Due from/to related parties	171	(260
Other liabilities	(14)	-
Net cash used in operating activities	(724)	(29

Investing activities
Purchases of property and equipment	(26)	(223
Proceeds from sale and maturity of marketable securities	5,820	-
Purchase of marketable securities	(953)	-
Investment in Rafael Pharmaceuticals	(10,000)	-
Net cash used in investing activities	(5,159)	(223

Financing activities
Proceeds from exercise of options	118	-
Net cash used in financing activities	118	-
Effect of exchange rate changes on cash and cash equivalents	48	15
Net decrease in cash and cash equivalents	(5,717)	(237
Cash and cash equivalents at beginning of period	15,803	11,756
Cash and cash equivalents at end of period	$10,086	$11,519

Supplemental Schedule of Non-Cash Financing and Investing Activities
Adoption effect of ASU 2016-01	$39	$-

# # #

4